NEWS RELEASE

JAYHAWK ENERGY INCREASES CHEROKEE BASIN DAILY PRODUCTION RATE BY OVER 50%

POST FALLS, Idaho. - September 24, 2008 - JayHawk Energy, Inc. (OTCBB: JYHW) (“JayHawk”) announced today it has seen a 58% daily production increase on its Southeast Kansas Cherokee Basin Project since tying in the first 8 wells to its wholly-owned gathering system and doubling the size of the compression infrastructure used to deliver and facilitate gas through the pipeline.

These 8 tied-in coal-bed methane (CBM) gas wells help comprise JayHawk’s Phase 1 drilling program, which includes 20 of a targeted 100-well Project located in Southeast Kansas, where JayHawk has over 95% ownership of approximately 50,000 gross acres.

The Company anticipates increased daily production from today’s rates of 170MCF/D to a higher production base via additional tie-ins, stimulations and its dewatering program.  The first 8 wells continue to undergo dewatering, and JayHawk expects full production from these wells within 60 days.

“At this juncture, we are very pleased with our daily production rates from our new wells and expect production to increase as these wells go through the dewatering process and further stimulation,” Lindsay Gorrill, President & CEO of JayHawk Energy, said.  “By systematically expanding the components of our infrastructure, we continue working toward generating greater revenue for our company and building a solid foundation from which we can further develop our presence.”

Further information regarding the Company’s projects will be forthcoming as developments warrant.

About JayHawk Energy, Inc.
JayHawk Energy, Inc. is a managed risk, oil and gas exploration/exploitation, development and production company with activities focused on two major projects in the Cherokee Basin, Kansas and the Williston Basin, North Dakota. For more information please visit www.jayhawkenergy.com.

Investor Contact
Barry Gross
Gross Capital, Inc.
Telephone: (361) 949-4999
jayhawk@grosscapital.com

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Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding “probable,” “possible,” or “recoverable” reserves among others.

Management hopes these transactions will bring additional value to the shareholders of JayHawk Energy. There is no guarantee that the projects that JayHawk has recently acquired will increase the value of its shares of common stock, or that JayHawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of JayHawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize: competition for new acquisitions, availability of capital, unfavorable geologic conditions, the complexity of coal bed methane exploration and production, and prevailing prices for natural gas and general regional economic conditions. JayHawk assumes no obligation to update the information contained in this press release.